UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                             FREEGOLD VENTURES, LTD.
                                (Name of Issuer)

                                  Common Shares
                         (Title of Class of Securities)

                                    356455108
                                 (CUSIP Number)

                                 April 17, 2006
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

      |_|   Rule 13d-1(b)

      |X|   Rule 13d-1(c)

      |_|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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         CUSIP No.:  356455105

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1        NAME OF REPORTING PERSON

         CLIFFORD BERGER

         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
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2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                            (a) |_|
                                            (b) |_|
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3        SEC USE ONLY

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4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
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                    5     SOLE VOTING POWER
                          2,891,144
NUMBER OF SHARES          ------------------------------------------------------
  BENEFICIALLY      6     SHARED VOTING POWER
    OWNED BY              -0-
      EACH                ------------------------------------------------------
    REPORTING       7     SOLE DISPOSITIVE POWER
     PERSON               2,891,144
      WITH                ------------------------------------------------------
                    8     SHARED DISPOSITIVE POWER
                          -0-
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,891,144
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         7.4%
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12       TYPE OF REPORTING PERSON

          IN
--------------------------------------------------------------------------------

Item 1.  (a) Name of Issuer:

         Freegold Ventures, Ltd. ("Issuer")

         (b) Address of Principal Executive Offices of the Issuer:

         2303 West 41st Avenue
         Vancouver, BC Canada V6M 2A3

Item 2.  (a) Name of Person Filing:

         Clifford Berger

         (b) Address of Principal Business Office:

         7 Old Round Hill Lane
         Greenwich, CT 06831

         (c)
                  Citizenship:

                  United States

         (d) Title of Class of Securities:

                  Common Shares

         (e) CUSIP Number:

                  356455105

Item 3.  If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
         (c), Check Whether the Person Filing is a:

         Not Applicable

Item 4.  Ownership:

         (a) Amount beneficially owned: 2,891,144, consisting of 2,444,763 Common Shares and Warrants to purchase 446,381 Common Shares

         (b) Percent of class: 7.4%

         (c) Number of shares as to which the person has:

         (i) Sole power to vote or to direct the vote 2,891,144

         (ii) Shared power to vote or to direct the vote -0-

         (iii) Sole power to dispose or to direct the disposition of 2,891,144

         (iv) Shared power to dispose or to direct the disposition of -0-

Item 5.  Ownership of Five Percent or Less of a Class:

         Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of another Person:

         Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control
         Person:

         Not Applicable

Item 8.  Identification and Classification of Members of the Group:

         Not Applicable

Item 9.  Notice of Dissolution of a Group:

         Not Applicable
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Item 10. Certification:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                Date: April 17, 2006

                                                 /s/ Clifford Berger
                                             -----------------------------
                                                   Clifford Berger